Exhibit 99.1


                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone:   215-619-2700

Shareholder Contacts:
Stephen E. Markert, Jr. of C&D: 215-619-7835
Yanis Bibelnieks for C&D: 718-499-6516


            C&D TECHNOLOGIES TO PURCHASE FACILITY FROM MATSUSHITA FOR INDUSTRIAL LEAD ACID BATTERY PRODUCTION IN NORTH AMERICA

BLUE BELL, PA, September 9, 2003 - C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion products used in telecommunications and industrial applications, today announced that it had signed an agreement to purchase certain assets of Matsushita Battery Industrial Corporation of America and Matsushita Battery Industrial de Mexico, S.A. de C.V. for manufacturing certain industrial lead-acid stationary batteries in North America. The transaction is expected to close in late September 2003. Acquired assets include a 240,000 square foot facility, built in 1998, in Reynosa, Mexico and the equipment in the facility used for the manufacture of large, valve regulated lead acid batteries for standby power applications.

In addition, C&D has entered into a worldwide technology license agreement with Matsushita Battery Industrial Co. Ltd. of Japan for selected patents and know-how relating to the above manufacturing technology.

In connection with the transaction, C & D anticipates transition of some Matsushita customers to C & D during the fourth quarter of this calendar year.

"This purchase will clearly complement C&D's worldwide, cost-effective manufacturing capabilities," said Wade H. Roberts, Jr., C&D's president and chief executive officer. "At the new facility, we will initially be producing the MSE type product for distribution by C&D, while concurrently reviewing opportunities for further cost consolidation throughout our North American operations. We further anticipate the licensed technology will yield superior products for our customers," Mr. Roberts stated.

Certain statements in this press release should be considered forward-looking (since they may describe the company's future plans or goals) and are subject to various risks and uncertainties including the possibility, however remote, that the described transaction is not finally consummated. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for its fiscal year ended January 31, 2003) could cause the company's actual results to differ materially from those expressed in any forward-looking statements.

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